Exhibit 12.1

                          DUTY FREE INTERNATIONAL, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)


                                                                       Year Ended January


                                                                  1997         1996          1995           1994           1993
                                                                  ----         ----          ----           ----           ----

Earnings (loss) before income taxes                             $34,080       $25,389      ($31,149)      $43,082         $49,786

Adjustments:
  Interest expense on borrowed funds                              8,444         8,658         8,878         1,495          1,044
  Interest portion of rental expense
     (deemed to be one-third of rental expense)                  11,929         9,591         8,620         7,990          7,842
  Amortization of deferred financing costs                          161           185           185            31             25
  Undistributed earnings of less than
     50% owned investees                                           (472)         (270)         (100)         (214)          (170)
                                                                   -----         ----          -----         -----           -----

 Earnings available for fixed charges/(Deficit)                  54,142        43,553       (13,566 )     52,384          58,527
                                                                -------       -------      --------       -------         -------


Fixed Charges:
  Interest expense on borrowed funds                              8,444         8,658         8,878        1,495           1,044
  Interest capitalized                                                -             -           309            -               -
  Interest portion of rental expense                             11,929         9,591         8,620        7,990           7,842
  Amortization of deferred financing costs                          161           185           185           31              25
                                                                    ---          ----          ----          ---              --
                                                                 20,534        18,434        17,992        9,516           8,911
                                                                -------       -------      --------       -------         -------

Earnings to cover fixed charges/(Deficit)                       $33,608       $25,119      ($31,558)     $42,868         $49,616
                                                                =======       =======      =========     =======         =======

Ratio of earnings to fixed charges                                 2.64          2.36        N/A(1)         5.50            6.57
                                                                =======       =======      =========     =======         =======


(1) Earnings available for fixed charges needed to bring the ratio to 1.00 was $17,992.